Exhibit 99.1

From:	Mellanox Technologies
2900 Stender Way
Santa Clara, CA 95054

Contact:	Mellanox Technologies
Brian Sparks
408-970-3400
media@mellanox.com

Mellanox Technologies Announces Retirement of S. Atiq Raza
From Board of Directors
SANTA CLARA, CA. and YOKNEAM, ISRAEL — July 6, 2007— Mellanox™ Technologies, Ltd. (NASDAQ: MLNX), a leading supplier of semiconductor-based, server and storage interconnect products, today announced that S. Atiq Raza notified the Company of his intention to retire from the Company’s Board of Directors on August 10, 2007.
“Atiq’s contributions span six of the past seven years, and during his tenure he helped establish Mellanox as one of the leading semiconductor companies in the industry. His insights as a board member were instrumental in growing our company,” said Eyal Waldman, chairman, president and CEO of Mellanox. “On behalf of Mellanox, I personally would like to thank Atiq for his contributions and wish him the very best.”
About Mellanox
Mellanox Technologies is a leading supplier of semiconductor-based, high-performance, InfiniBand and Ethernet connectivity products that facilitate data transmission between servers, communications infrastructure equipment and storage systems. The company’s products are an integral part of a total solution focused on computing, storage and communication applications used in enterprise data centers, high-performance computing and embedded systems.
Founded in 1999, Mellanox Technologies is headquartered in Santa Clara, California and Yokneam, Israel. For more information, visit Mellanox at www.mellanox.com.
Mellanox is a registered trademark of Mellanox Technologies, and ConnectX, InfiniBlast, InfiniBridge, InfiniHost, InfiniRISC, InfiniScale, and InfiniPCI are trademarks of Mellanox Technologies. All other trademarks are property of their respective owners.